Exhibit 99.1

CONVERGYS NEWS RELEASE

Convergys Reaches Agreement with Jana Partners

To Expand Board of Directors

(Cincinnati; February 5, 2009) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced that it has reached an agreement with its largest shareholder, JANA Partners LLC, to expand the Company’s Board to 14 directors with three new directors, one of whom is affiliated with JANA. JANA owns approximately 14 percent of the Company’s outstanding shares.

Pursuant to the agreement, JANA Managing Partner Barry Rosenstein and Technology Value Investors CEO and former Alltel COO Jeffrey H. Fox have joined the Board immediately, and one new independent director, mutually agreed upon by Convergys and JANA, will join the Board as soon as practicable. As part of the agreement, JANA has agreed to abide by certain standstill provisions through six months after the 2010 Annual Meeting of Shareholders. The Company has also agreed to appoint two additional independent directors in connection with the 2010 Annual Meeting if requested by JANA. In addition, pursuant to the agreement, Convergys will raise the current ownership threshold under its Shareholder Rights Plan from 15 percent to 20 percent.

“We are focused on improving the financial and operating performance of Convergys and have had productive conversations with our shareholders, including JANA, as part of these efforts,” said Philip A. Odeen, Non-Executive Chairman of the Convergys Board of Directors. “The recent ‘go-lives’ of major outsourcing contracts, successful integration of Intervoice’s [R] capabilities into our service offering, and multiple client wins demonstrate the progress we are making. We welcome these new directors to the Board as we continue to position Convergys for market leadership and enhanced value creation.”

“We all agree that there is a significant value creation opportunity at Convergys and that it is in our mutual interest to work constructively to help realize that opportunity,” said Mr. Rosenstein. “We believe that all Convergys shareholders will benefit from the added experience in pursuing value-creating strategic initiatives and enhancing operational efficiency that the new board members will collectively deliver.”

Mr. Rosenstein is the founder and managing partner of JANA Partners LLC.

Mr. Fox is the former Chief Operating Officer of Alltel Corporation. Mr. Fox became a corporate officer in 1996 and served as a Group President-Information Services and Group President-Shared Services prior to becoming Chief Operating Officer in 2007. He is currently the CEO of Technology Value Investors, which provides consulting and operations support services combined with investment capital to companies in the technology and telecommunications market.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for eight consecutive years. We have approximately 75,000 employees in 83 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys, Intervoice, and the Convergys logo are registered trademarks of Convergys Corporation.)

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Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of February 5, 2009. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments.

Convergys Contacts:

Investors

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Media

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

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